Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Photronics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,000,000	$29.99	$29,990,000	.00014760 per $1,000,000.00	$4,426.52
Total Offering Amounts					$29,990,000		$4,426.52
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$4,426.52

(1)
The shares of common stock, par value $0.01 per share (the “Common Stock”), of Photronics, Inc. (the “Registrant”) being registered relate to awards being undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of the 2016 Equity Incentive Compensation Plan (amended and current as of March 16, 2023) (the “Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, or other capital adjustments for similar transactions.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee.  The fee is computed based upon $[•], which represents the average of the high and low prices of the Registrant’s Common Stock on [•], 2023, as reported on The Nasdaq Global Select Market LLC.